Exhibit 99.1

Zeo Energy Corp. to Acquire Heliogen, Inc., Expected to Create a Clean Energy
Platform for Residential, Commercial, and Utility Markets

Acquisition Seeks to Combine Zeo’s Solar Energy Platform with Heliogen’s Advanced Clean Storage Solutions

Transaction Represents Culmination of Heliogen’s Comprehensive Strategic Alternatives Review Process

New Port Richey, Fla. and Pasadena, Calif. — May 29, 2025 — Zeo Energy Corp. (Nasdaq: ZEO) (“Zeo Energy,” or “Zeo”), a leading Florida-based provider of residential solar and energy efficiency solutions, and Heliogen, Inc. (OTCQX: HLGN) (“Heliogen”), a provider of on-demand clean energy technology solutions, today announced they have entered into a definitive agreement and plan of merger and reorganization (the “Merger Agreement”) pursuant to which Zeo will acquire all of Heliogen’s outstanding equity securities in an all-stock transaction. The transaction is currently expected to close in the third quarter of 2025, subject to customary closing conditions.

Following the closing of the transaction, Zeo plans to leverage Heliogen’s solutions, brand, intellectual property, capital, and technical talent to establish a division focused on long-duration energy generation and storage for commercial and industrial-scale facilities, including artificial intelligence (AI) and cloud computing data centers. The transaction is expected to create a robust clean energy platform spanning residential, commercial, and utility-scale markets, supported by internal financing capabilities and domain expertise.

Management Commentary

“Heliogen brings a set of practical solutions to customers, particularly data centers, looking for longer duration energy storage with substantially lower costs than alternatives on the market,” said Tim Bridgewater, CEO of Zeo Energy. “Through this acquisition, we believe that Zeo will be able to accelerate our vision of serving energy consumers across the spectrum – from residential rooftops to larger-scale industrial solar and storage applications to build an energy platform at scale.”

“We believe this combination offers a compelling opportunity for Heliogen stockholders through the opportunity to participate in the substantial growth potential of the combined company,” added Christiana Obiaya, CEO of Heliogen. “We believe that Zeo’s proven track record and network of customers can enhance the value creation opportunities for Heliogen’s solutions and technical capabilities, while enhancing liquidity for stockholders. We’re proud to be joining forces to scale practical, dispatchable clean energy solutions. This transaction is the result of the Heliogen Board’s comprehensive review of strategic alternatives. Our Board is unanimous in its belief that this transaction is the optimal path forward and in the best interest of our stockholders.”

Strategic Rationale

●	Expanded Market Reach: The transaction unites Zeo’s existing residential solar and storage footprint with Heliogen’s long-duration energy storage expertise. Heliogen’s commercial and utility-scale thermal storage solutions address mission-critical power quality and energy capacity issues faced by AI and cloud computing data centers, while concurrently aiding grid stability.

●	Operational Synergies: The transaction is expected to streamline costs and reduce corporate overhead, while retaining core technical and commercial talent.

●	Strengthened Balance Sheet: At close, Zeo anticipates benefiting from Heliogen’s incremental liquidity, supporting investments for future growth in the solar and energy storage space.

●	Enhanced Financing Capabilities: Zeo’s affiliated financing arm, which has provided over $44 million in clean energy tax equity financing to date, has the ability to be used for future Heliogen utility-scale and long-duration energy storage projects.

●	Accelerated Growth Opportunities: The transaction seeks to position Zeo to capitalize on increasing demand for resilient, cost-effective, low-carbon energy infrastructure, supported by favorable long-term tailwinds and potential tax equity investments.

Transaction Details and Closing Timeline

Under the terms of the Merger Agreement, upon the closing of the transaction, Heliogen’s securityholders will receive shares of Zeo’s Class A common stock valued at approximately $10 million in the aggregate, based on a Zeo Class A common stock price of $1.5859 per share, and subject to an adjustment mechanism based on Heliogen’s net cash at the closing.

The proposed transaction has been unanimously approved by the Board of Directors of both companies and is expected to close in the third quarter of 2025, subject to the satisfaction of customary closing conditions, including approval by Heliogen’s stockholders, as well as Heliogen having a specified minimum amount of net cash at the closing. Certain Heliogen stockholders holding approximately 23% of Heliogen’s outstanding shares of common stock have entered into voting agreements, pursuant to which they have agreed, among other things, to vote all of such shares in favor of the proposed transaction. The proposed transaction will not require the approval of Zeo’s stockholders under Nasdaq rules.

Advisors

Piper Sandler & Co. is acting as financial advisor and Ellenoff Grossman & Schole LLP is acting as legal counsel to Zeo.

Pickering Energy Partners is acting as financial advisor and Cooley LLP is acting as legal counsel to Heliogen.

About Zeo Energy Corp.

Zeo Energy Corp. is a Florida-based regional provider of residential solar, distributed energy, and energy efficiency solutions. Zeo Energy focuses on high-growth markets with limited competitive saturation. With its differentiated sales approach and vertically integrated offerings, Zeo serves customers who desire to reduce high energy bills and contribute to a more sustainable future. For more information on Zeo Energy Corp., please visit www.zeoenergy.com.

About Heliogen, Inc.

Heliogen (OTCQX: HLGN) is a renewable energy technology company that provides solutions for delivering cost-effective, low-carbon energy production around the clock. By combining commercially proven solar technologies with thermal systems expertise, Heliogen supports customers in achieving a practical transition to cleaner energy. For more information about Heliogen, please visit www.heliogen.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended, that are based on beliefs and assumptions and on information currently available to Zeo and/or Heliogen. Such statements may include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, such as statements regarding the structure, timing, and completion of the proposed transaction between Zeo and Heliogen and the vision, goals, and trajectory of Zeo following the proposed transaction. The words “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Zeo’s or Heliogen’s views as of any subsequent date, and neither Zeo nor Heliogen undertakes any obligation to update such forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, Zeo’s Heliogen’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the occurrence of any event, change, or other circumstances that could give rise to the right of one or both of Zeo or Heliogen to terminate the Merger Agreement; the possibility that the proposed transaction does not close when expected or at all because the conditions to closing are not satisfied on a timely basis or at all, including the failure to timely obtain stockholder approval for the proposed transaction from Heliogen’s stockholders, if at all; the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all; the possibility that the vision, goals, and trajectory of Zeo following the proposed transaction are not timely achieved or realized, if at all; the possibility that the integration of the two companies may be more difficult, time-consuming, or costly than expected; the possibility that the proposed transaction may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events; the outcome of any legal proceedings that may be instituted against Zeo, Heliogen or others related to the proposed transaction; Zeo’s or Heliogen’s success in retaining or recruiting, or changes required in, its officers, key employees, or directors; Zeo’s ability to maintain the listing of its common stock and warrants on Nasdaq; limited liquidity and trading of Zeo’s or Heliogen’s securities; geopolitical risk and changes in applicable laws or regulations; the possibility that Zeo or Heliogen may be adversely affected by other economic, business, and/or competitive factors; operational risk; litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Zeo’s or Heliogen’s resources; and other risks and uncertainties, including those included under the heading “Risk Factors” in Zeo’s and Heliogen’s Annual Reports on Form 10-K filed with the SEC for the year ended December 31, 2024 and in subsequent periodic reports and other filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Zeo or Heliogen, or their respective directors, officers or employees or any other person that Zeo or Heliogen will achieve their objectives and plans in any specified time frame, or at all.

Additional Information and Where to Find It

In connection with the proposed transaction, Zeo and Heliogen intend to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 (the “Registration Statement”), which will include a proxy statement of Heliogen that will also constitute a prospectus of Zeo with respect to the shares of class A common stock of Zeo to be issued in the proposed transaction (the “proxy statement/prospectus”). After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to stockholders of Heliogen. This press release is not a substitute for any registration statement or proxy statement/prospectus, or other documents Zeo and/or Heliogen may file with the SEC in connection with the proposed acquisition. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS AND INVESTORS OF HELIOGEN AND ZEO ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED BY HELIOGEN AND/OR ZEO WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The Registration Statement, the proxy statement/prospectus and other documents filed by Zeo and Heliogen with the SEC, when filed, will be available free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Heliogen online at investors.heliogen.com, and will be able to obtain free copies of the Registration Statement, proxy statement/prospectus and other documents filed with the SEC by Zeo online at investors.zeoenergy.com.

Participants in the Solicitation

This press release is not a solicitation of proxies in connection with the proposed transaction. However, under SEC rules, Heliogen, Zeo and certain of their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the interests of Heliogen’s directors and executive officers and their ownership of Heliogen’s stock is set forth in Heliogen’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 27, 2025 (the “2024 Heliogen 10-K”). Information regarding the interests of Zeo’s directors and executive officers is set forth in Zeo’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on May 28, 2025 (the “2024 Zeo 10-K”). To the extent that either Zeo’s or Heliogen’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the “as of” date indicated in the 2024 Zeo 10-K or 2024 Heliogen 10-K, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedule 13D filed with the SEC.

Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, from Heliogen’s website at https://investors.heliogen.com/ and from Zeo’s website at https://investors.zeoenergy.com/.

No Offer or Solicitation

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy or sell any securities or the solicitation of any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or in a transaction exempt from the registration requirements of the Securities Act.

Zeo Energy Corp. Contacts

For Investors:
Tom Colton and Greg Bradbury
Gateway Group
ZEO@gateway-grp.com

For Media:
Zach Kadletz
Gateway Group
ZEO@gateway-grp.com

Heliogen Contacts

Investors Contact:

Phelps Morris

Chief Financial Officer

Phelps.Morris@heliogen.com

Heliogen Media Contact:

Cory Ziskind

ICR, Inc.

HeliogenPR@icrinc.com

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